                                                                     Exhibit 1.1

                               Pricing Agreement
                               -----------------



Chase Securities Inc.
270 Park Avenue, 7/th/ Floor
New York, New York 10017
 and
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

As Representatives of the several
      Underwriters named on Schedule I hereto


                                                              September 12, 2000

Ladies and Gentlemen:

          SLM Funding Corporation, a Delaware corporation (the "Company"), and the Student Loan Marketing Association, a corporation formed under the laws of the United States ("Sallie Mae"), propose, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 12, 2000 (the "Underwriting Agreement"), between the Company and Sallie Mae, on the one hand, and Chase Securities Inc. and Goldman, Sachs & Co., on the other hand, that the Company will cause the trust (the "Trust") formed pursuant to the Trust Agreement dated as of September 1, 2000 between the Company and Chase Manhattan Bank USA, National Association, as trustee (the "Eligible Lender Trustee"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Student Loan-Backed Notes (the "Notes") specified in
Schedule II hereto (the "Designated Securities"). The Notes will be issued and secured pursuant to the Indenture, dated as of September 1, 2000 (the "Indenture"), between the Trust and Bankers Trust Company, as trustee (the "Indenture Trustee").

          Except as modified pursuant to Schedule II hereto, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the

Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

          The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of
Schedule II hereto.

          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to cause the Trust to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Trust, at the time and place and at the purchase price to the Underwriters set forth in
Schedule II hereto, the amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in
Schedule II.

          During the period beginning from the date of this Pricing Agreement for the Designated Securities and continuing to and including September 26, 2000, the Company agrees, and Sallie Mae agrees that it will cause the Company, not to, and not to permit any affiliated entity to, offer, sell, contract to sell or otherwise dispose of, any securities (other than the Designated Securities) evidencing an ownership in, or any securities (other than the related Notes) collateralized by, Student Loans, without the prior written consent of the Representatives.

          Each Underwriter represents and agrees that (a) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the Notes to a person who is of a kind described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

          If the foregoing is in accordance with your understanding, please sign and return to us 7 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company and Sallie Mae. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company and Sallie Mae for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.


                                    Very truly yours,

                                    SLM Funding Corporation

                                    By: /s/ J. Lance Franke
                                        -------------------------------
                                        Name: J. Lance Franke
                                        Title: Chief Financial Officer

                                    Student Loan Marketing Association

                                    By: /s/ Michael E. Sheehan
                                        -------------------------------
                                        Name: Michael E. Sheehan
                                        Title: Assistant Vice President

Accepted as of the date hereof:


Chase Securities Inc.

By: /s/ Peggy Wallace
   ----------------------------
    Name: Peggy Wallace
    Title: Managing Director

Goldman, Sachs & Co.


By: /s/ Tom Lasersohn
   ----------------------------
    Name: Tom Laersohn
    Title: Managing Director

                                  SCHEDULE I

               Amount of Designated Securities to be Purchased*

   Underwriter                                    Class A-1                   Class A-2                   Class B
Chase Securities Inc.                          $  198,491,668               $ 48,604,168                $11,984,500

Goldman, Sachs & Co.                           $  198,491,668               $ 48,604,168                $11,984,500

Banc of America Securities LLC                 $  198,491,666               $ 48,604,166                $11,984,500

Credit Suisse First Boston Corporation         $  198,491,666               $ 48,604,166                $11,984,500

J.P. Morgan Securities, Inc.                   $  198,491,666               $ 48,604,166                $11,984,500

Merrill Lynch, Pierce, Fenner &                $  198,491,666               $ 48,604,166                $11,984,500
 Smith Incorporated
Total                                          $1,190,950,000               $291,625,000                $71,907,000
                                               ==============               ============                ===========

_____________

* $100,000,000 of Class A-1 and $400,000,000 of Class A-2 (the "Merrill Lynch Securities") will be purchased by affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated from the Seller.

                                  SCHEDULE II

Title of each Class of Designated Securities:

          Floating Rate Class A-1 Student Loan-Backed Notes
                        (for purposes of this Schedule II, "Class A-1") Floating Rate Class A-2 Student Loan-Backed Notes
                        (for purposes of this Schedule II, "Class A-2") Floating Rate Class B Student Loan-Backed Notes
                        (for purposes of this Schedule II, "Class B")




Aggregate principal amount of each Class:

          Class A-1:    $1,290,950,000
          Class A-2:    $  691,625,000
          Class B:      $   71,907,000


Price to Public of each Class:*


          Class A-1:    100%
          Class A-2:    100%
          Class B:      100%

     ___________
     *  Excludes Merrill Lynch Securities.

Purchase Price by Underwriters of each Class:*


          Class A-1:    99.75263%
          Class A-2:    99.75263%
          Class B:      99.6775%

     ___________
     *  Excludes Merrill Lynch Securities.

Specified funds for payment of purchase price:    Same Day Funds


Indenture: Indenture, dated as of September 1, 2000, among Bankers Trust Company, as Indenture Trustee, the SLM Student Loan Trust 2000-4, and Chase Manhattan Bank USA, National Association, as Eligible Lender Trustee.

Maturity:

          Class A-1:  July 2008 Distribution Date
          Class A-2:  January 2012 Distribution Date
          Class B:    July 2016 Distribution Date

Interest Rate:

          Class A-1:  One-month LIBOR* plus 0.05%
          Class A-2:  One-month LIBOR* plus 0.16%
          Class B:    One-month LIBOR* plus 0.55%

________________

*  As to initial Accrual Period; thereafter, Three-month LIBOR.

Form of Designated Securities:  Book-Entry (DTC)


Time of Delivery:  September 26, 2000

Closing location for delivery of Designated Securities:

     Student Loan Marketing Association
     11600 Sallie Mae Drive
     Reston, VA 20193

Names and addresses of Representatives:

  Designated Representatives:    Chase Securities Inc.

     Address for Notices, etc.:  Chase Securities Inc.
                                 270 Park Avenue, 7/th/ Floor
                                 New York, New York 10017

                                 Attn:  Peggy Wallace


     Modifications to Underwriting Agreement (solely for purposes of this Pricing Agreement):

     1. The following sentence is hereby added to the end of the second paragraph of the Underwriting Agreement:

          In addition, the Trust will enter into swap agreements (the "Swap Agreements") with The Chase Manhattan Bank, Goldman Sachs Mitsui Marine Derivative Products, L.P., Goldman Sachs Capital Markets, L.P. and Merrill Lynch Capital Services, Inc. (the "Swap Counterparties").


     2. The following two paragraphs are hereby added to Section 7 of the Underwriting Agreement:

          (n) The Swap Agreements shall have been entered into by the Trust and the respective Swap Counterparties, and the Underwriters shall have received a copy, addressed to them or on which they are otherwise entitled to rely, of each opinion of counsel required to be delivered thereunder at or before the Time of Delivery, and a copy of each certificate required to be delivered thereunder at or before the Time of Delivery.

          (o) At the Time of Delivery, the aggregate principal amount of the Underwriters' Securities as specified in the related Pricing Agreement for the Designated Securities shall have been sold by the Company to the Underwriters, and the aggregate amount of the Securities as specified in the related purchase agreements for such Securities shall have been sold by the Company to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated as specified in such purchase agreements or to Sallie Mae.

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